Exhibit 10.20

LOAN AGREEMENT

This Loan Agreement (hereinafter the "Agreement") is dated as of July 27, 2008, by and between Danyang Lihua Electron Co., Ltd (hereinafter the "Borrower"), and Bank of Jiangsu Danyang Branch (hereinafter the "Lender").

For the purpose set forth in Article 2.1, the Borrower is borrowing from the Lender, and the Lender is lending to the Borrower. In order to confirm the rights and obligations of the parties, and in accordance with the Contract Law, the General Rules on Loans and the related laws and regulations, the parties hereby mutually agree as follows:

Article 1. Type
1.1	The types under the Agreement are the short term/ the mid and long term liquid capital/ the fixed asset borrowings.

Article 2. Purpose
2.1	The purpose under the Agreement is for the liquid capital.
2.2	Without the written consent of the Lender, the Borrower shall not alter the purpose of loans under the Agreement

Article 3. Facility and Maturity
3.1	The Borrower is borrowing for the amount of RMB Five Million (RMB5,000,000) (hereinafter the “Facility”)
3.2	The Facility hereunder are for the period of months, starting from July 28, 2008 to July 27, 2009.
3.3
The Facility set forth in Article 3.2 shall be an entirely one-time drawdown by the Borrower. The actual drawdown date (the “Actual Drawdown Date”) and the repayment due date (the “Actual Due Date”) are set forth in the borrowing note as the bank wire transferring date. The borrowing note and the loan drawdown certificate constitute an undividable part of this Agreement. Except for the aforementioned dates, in the event of any inconsistence between the Agreement and such note and certificate, this Agreement shall control.

Article 4. Interest Rate and Calculation
4.1
The monthly interest rate hereunder is seven point forty seven percent (7.47%) (the interest rate for the mid and long term borrowing is calculated yearly in compliance with the regulations of the People’s Bank of China (the “PBC”)). The Interest shall be accrued per month from the Actual Drawdown Date, and the interest settlement date is the 20th day of every month (the 20th day of every month/ the 20th day in the last month of every quarter). The payment of the principal and the accrued interest shall be paid in full when due.

4.2
If PBC adjusts the interest rate applicable to the interest rate hereunder during the period of the Agreement, the Lender, without any notice to the Borrower, may adjust the interest rate and the calculation hereunder accordingly.

Article 5. Source and Schedule of Repayment
5.1	The Borrower’s source of repayment of the principal and the accrued interest is including but not limited to business incomes.
5.2
Notwithstanding the Borrower’s other agreement related to the source of repayment with other third parties, its performance of the repayment obligation hereunder shall not be affected. Under no circumstance shall the Borrower apply Article 5.1 to reject performing its repayment obligation under this Agreement.

5.3	The Borrower shall repay the accrued interest and the principal in full in accordance with the schedule set forth in the Agreement.
5.4
On the date before the agreed interest settlement date or principal repayment date hereunder, the Borrower shall deposit the full amount of the accrued interest due by the schedule or the principal to its account opened at the Lender, and authorize the Lender to directly withdraw the repayment from the aforementioned account on the agreed interest settlement date or principal repayment date.

Article 6. Guarantee
6.1	The loan hereunder is guaranteed by guarantors (hereinafter the “Guarantor”)
6.2	The Borrower is obligated to assist the Lender and cause the Guarantor to enter into the guarantee agreement (#2008danyang055) with the Lender.
6.3
Shall any change occur to the guarantee hereunder and cause any adverse effect to the Lender, with the Lender’s notice; the Borrower shall provide other satisfactory guarantees acceptable to the Lender.

Article 7. Rights and Obligations
7.1	The Borrower’s rights and obligations:
7.1.1	The Borrower shall draw down and execute the Facility in accordance with the agreed schedule and purpose set forth in the Agreement.
7.1.2	Without the Lender’s written consent, the Borrower shall not prepay the Facility
7.1.3	The Borrower shall represent and warrant the authenticity, the accuracy and the entirety of the information provided for the Lender’s credit review.
7.1.4	The Borrower shall acknowledge and agree the Lender’s investigation, inquiry, and supervision to its compliance with the purpose hereunder.
7.1.5
The Borrower shall actively cooperate with the Lender’s inspection, inquiry and supervision with regard to its production, business operation and financial condition; and is obligated to provide the relevant periodic income statement and balance sheet.

7.1.6	The Borrower shall repay the principal and the accrued interest in accordance with the Agreement.
7.1.7	The Borrower shall assume all relevant expenses arising out of and related to this Agreement, including but not limited to notary, appraisal, and registration fees.
7.1.8
The Borrower shall sign and receive the collection letters or collection documents sent by the Lender, and send the return receipt to the Lender within three days after receiving such letters and documents.

7.1.9
Shall the Borrower carry out outsource, lease, conversion to share-holding system, co-operating business, merger, acquisition, joint venture, split, capital reduction, change in share-holding, material asset transfer and other actions could affect the Lender’s rights and interests hereunder, it should send the thirty-day written notice to the Lender. Without the Lender’s written consent, the Borrower shall not carry out the aforementioned actions before it repay borrowings hereunder in full.

7.1.10
The Borrower shall send the written notice to Lender within seven days after any change in its business address, correspondence address, business scope, legal representative and other business registration items.

7.1.11
In the case any event affecting the Borrower’s ordinary business operation or causing material adverse effects to the performance of the Borrower’s repayment obligations hereunder, including but not limited to the material economic dispute, bankruptcy, worsening financial condition occurs, the Borrower shall send written notice to the Lender immediately.

7.1.12
In case the Borrower ceases operation, is dissolved, is undergoing reformation or is revoked or abolished business license, the Borrower shall send written notice within five days after the occurrence of the aforesaid events, and warrants to immediately repay the principal and the accrued interest.

7.2	The Lender’s rights and obligations:
7.2.1	The Lender may request the Borrower to provide all information related to the Agreement.
7.2.2
The Lender, in accordance with the Agreement, related laws and regulations, is entitled to withdraw the principal, the accrued interest, the compound interest, the punitive interest and other expenses occur hereunder from the Borrower’s accounts.

7.2.3
In the event the Borrower avoids the Lender’s supervision, does not repay the principal and the accrued interest on schedule, or materially breach the Agreement, the Lender is entitled to apply credit sanction to the Borrower, to report to the competent authority and to conduct public collection via news media.

7.2.4	The Lender shall provide the Facility to the Borrower on schedule in accordance with the Agreement.
7.2.5
The Lender shall maintain the confidentiality of the Borrower’s debt, finance, production, operation and other relevant information, except as otherwise provided in the Agreement, and relevant laws and regulations.

Article 8. Breach
8.1
After the Agreement becomes effective, the parties shall be obligated to perform in accordance with the Agreement. Any party breach or partially breach its obligations hereunder shall be liable for the default.

8.2	In the event the Borrower is not in compliance with the Article 3.3 to draw down, the Borrower shall pay the Lender the delay penalty equals to the interest herein on the daily basis.
8.3	In the event the Lender is not in compliance with the Article 3.3 to provide the Facility, the Lender shall pay the Borrower the delay penalty equals to the interest herein on the daily basis.
8.4
In the case, without the Lender’s written consent, the Borrower prepay borrowings hereunder, the Lender is entitled to collect the interests in accordance with the schedule and the interest rate hereunder.

8.5
In the event of default in the payment of the principal and the accrued interest when due as herein provided, the Lender is entitled to demand the Borrower to repay the full amount of the outstanding loan within a limited time, to set off the outstanding borrowings against the Borrower’s any account opened at the Lender and to receive the default interest against the unpaid principal on the rate of X of ten thousand percent (0.0X%) per day and the compound interest against the unpaid interest.

8.6
In the event the Borrower is not in compliance with the purpose hereunder, the Lender is entitled to demand a part or entire borrowings or early terminate the Agreement, and to receive the default interest against the amount of the borrowings against the purpose on the rate of X of ten thousand percent (0.0X%) per day and the compound interest against the unpaid interest.

8.7.	In case the default set forth in Article 8.5 and Article 8.6 occur simultaneously, the Lender may only opt the heavier one, and not apply both Articles.
8.8
In the event any of the following occurs, the Borrower shall amend it and adopt satisfactory actions the Lender may accept within seven days upon the Lender’s notice, otherwise the Lender is entitled to early demand the Borrower to repay a part or a whole amount of the borrowings. In the case the Borrower fails to repay, the Lender may demand the penalty calculated by the default interest rate on daily basis.

8.8.1	The Borrower provides false or hides material balance sheet or income statement and other related financial information.
8.8.2	The Borrower does not cooperate with or refuse the Lender’s supervision related to purpose hereunder and production, business operation and financial condition.
8.8.3	Without the Lender’s consent, the Borrower transfers or disposes, or threatens to transfer or dispose its material assets.
8.8.4
The material or whole assets of the Borrower are possessed by other creditors, or are assigned to a trustee, or are taken over by receivers or the like persons, or its assets are distrained or freezed, and the aforementioned conditions could cause the Lender material lost.

8.8.5
Without the Lender’s consent, the Borrower agrees to carry out outsource, lease, conversion to share-holding system, co-operating business, merger, acquisition, joint venture, split, capital reduction, change in share-holding, material asset transfer and other actions could affect the Lender’s rights and interests.

8.8.6
The Borrower changes its business address, correspondence address, business scope, legal representative and other business registration items, or carries out material investments that severely affect or threaten the Lender’s rights and interests hereunder.

8.8.7	The Borrower engages in material economic dispute, or its financial condition worsens to cause material adverse effects or threatens the Lender’s right hereunder.
8.8.8	Any other condition that could cause material adverse effects or threaten the Lender’s rights and interests hereunder.

Article 9. Effectiveness, Modification, Cancellation and Termination of the Agreement
9.1
The Agreement shall become effective after the legal representatives or the authorized persons of the parties sign and affix personal seals and corporate seals, and shall be terminated after the principal, the interest, the compound interest, the punitive interest, the penalty and other costs and expenses are repaid.

9.2	In the case any of the following occurs, the Lender may cancel the Agreement and demand the Borrower for early repaying the principal and the interest and compensating its lost:

9.2.1	In case the Borrower ceases operation, is dissolved, ceases management or is abolished business license
9.2.2	The guarantee provided herein occurs adverse changes, and the Borrower is not able to provide other guarantees as the Lender demands.
9.2.3	Any other material breach of this Agreement.
9.3
If the Borrower requests to roll over the Facility, it should submit a thirty-day written application before the maturity date of this Agreement to the Lender and the Guarantor’s written agreement of continuing to provide guarantee; after the Lender reviews and consents to the application and the roll-over agreement is signed by and between the parties, the roll-over of the Facility shall be effective. This Agreement shall be continuing valid and effective until the parties sign the roll-over agreement.

9.4
After the Agreement becomes effective, except as otherwise provided herein, either party shall not early terminate this Agreement, if it is necessary to modify or terminate the Agreement, the parties shall reach a written agreement. The agreement remains valid and effective before the written agreement is reached.

Article10. Dispute Resolution
10.1
Any dispute arising out of or related to this Agreement shall be negotiated by the parties, if the dispute is not able to be solved through negotiation, it shall be solved in accordance with Article 10.1.2.

10.1.1	Solved via Arbitration.
10.1.2	The dispute shall be submitted to and tried by the court, in which the Lender resides.

Article 11. Other Covenant
(N/A)

Article 12. Appendix
12.1	The appendixes of this Agreement shall constitute an undividable part of the Agreement, and shall have the same legal effect as the Agreement.
12.2	While the Agreement is effective, if any drawdown date or repayment date falls on a non bank business day, it shall be deferred to the next bank business day.
12.3	This agreement is to be written up in two original copies with the Borrower and the Lender. Each party shall hold one original copy, which shall have same legal effects.

The Borrower: Danyang Lihua Electron Co., Ltd
Leal Representative (or authorized person)

The Lender: Bank of Jiangsu Danyang Branch
Leal Representative (or authorized person)

Date : July 27, 2008